AMALGAMATED EXPLORATIONS, INC. AND SUBSIDIARIES

               FOR THE YEARS ENDED SEPTEMBER 30, 1999 AND 1998

                                 CONTENTS

                                                            Page

Independent auditors' report                                F-1
Consolidated financial statements:
  Balance sheets                                            F-2
  Statements of operations                                  F-3
  Statements of shareholders equity (deficit)               F-4
  Statements of cash flows                                  F-5
  Notes to consolidated financial statements         F-6 - F-17

INDEPENDENT AUDITORS' REPORT

Board of Directors
Amalgamated Explorations, Inc.

We have audited the accompanying consolidated balance sheets of Amalgamated Explorations, Inc. and subsidiaries as of September 30, 1999 and 1998, and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Amalgamated Explorations, Inc. and subsidiaries as of September 30, 1999 and 1998, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, at September 30, 1999, the Company had a working capital deficiency of $840,436 and an equity deficit of $514,965. Additionally, the Company incurred a net loss of $408,394 for the year ended September 30, 1999 and a net loss of $863,829 for the year ended September 30, 1998. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

GELFOND HOCHSTADT PANGBURN, P.C.
Denver, CO
January 14, 2000

                                    F-1

FINANCIAL DATA SCHEDULE

              Amalgamated Explorations, Inc. and Subsidiaries
                     Consolidated Balance Sheets
                     September 30, 1999 and 1998

                                ASSETS

                                            1999                    1998
                                        -----------              -----------
CURRENT ASSETS
  Cash and cash equivalents               $18,604                   $44,884
  Accounts receivable, trade,
    net of allowance for doubtful
    accounts of $6,336 and $0,
    respectively                           15,863                    11,137
  Accounts and notes receivable,
    related parties                         5,400                     9,474
                                           ------                    ------

  Total Current Assets                     39,867                    65,496
                                           ------                    ------

PROPERTY AND EQUIPMENT

  Proved oil and gas properties,

    successful efforts method             349,181                   250,620
  Equipment and vehicles                    7,139                    30,637
  Furniture and fixtures                    5,785                     5,785
                                          362,105                   287,042
  Less accumulated depletion,
    depreciation, and amortization        (19,967)                  (11,474)
                                          -------                   -------

  Net Property and Equipment              342,138                   275,568
                                          -------                   -------

OTHER ASSETS

  Telluric survey technology,

    net of $296,667 and $191,557

    accumulated amortization             1,278,333                 1,308,333
                                         ---------                 ---------
  Total Other Assets                     1,278,333                 1,308,333
                                         ---------                 ---------

TOTAL ASSETS                            $1,660,338                $1,649,396

     LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
  Current portion of notes payable        $528,315                   $3,908
  Accounts payable                         302,092                  289,831
  Drilling advances                             -                    64,976
  Accrued expenses                          49,897                   97,078
                                          --------                  -------
  Total Current Liabilities                880,303                  455,793
                                          ========                  =======

LONG-TERM LIABILITIES

  Notes payable, net of

    current portion                      1,295,000                   61,346
                                         ---------                   -------

  Total Long-term Liabilities            1,295,000                   61,346
                                         ---------                   -------
Total Liabilities                        2,175,303                   517,139
                                         ---------                   -------

COMMITMENTS

STOCKHOLDERS' EQUITY (DEFICIT)
  Preferred Stock, par value
    $1.50, 2,000,000 shares
    authorized, no shares issued
    and outstanding.
    Commmon Stock, par value
    $0.0015, 50,000,000 shares
    authorized, 4,284,795 and
    3,910,461 shares issued and
    outstanding, respectively                6,428                     5,866
  Additional paid-in capital             3,691,156                 3,430,546
  Stock held in escrow                  (1,500,000)                       -
  Accumulated deficit                   (2,712,549)               (2,304,155)
                                         ---------                 ---------
  Total stockholders' equity (deficit)    (514,965)                1,132,257
                                         ---------                 ---------
TOTAL LIABILITIES AND STOCKHOLDERS'
  EQUITY (DEFICIT)                      $1,660,338                $1,649,396
                                         =========                 =========

                                    F-2

                  Amalgamated Explorations, Inc. and Subsidiaries
                     Consolidated Statements of Operations
               For the years Ended September 30, 1999 and 1998

                                      1999                        1998
                                    --------                     --------
REVENUES
   Oil and gas sales                 $52,370                    $205,103
   Lease and field operations        264,440                         -
   Telluric services                 219,254                     260,778
                                     -------                     -------
   Total Revenues                    536,064                     465,881
                                     -------                     -------

COSTS AND EXPENSES
   Oil and gas production             10,969                      46,628
   Oil and gas exploration
     and dry holes                   245,607                     623,693
   Cost of Telluric services         182,298                     137,120
   General and administrative        521,769                     419,841
   Depreciation, depletion
      and amortization               121,194                     106,548
                                     -------                     -------
   Total Costs and Expenses        1,081,837                   1,333,830
                                   ---------                   ---------

OPERATING LOSS                      (545,773)                   (867,949)

OTHER INCOME (EXPENSE)
   Interest and other income         182,717                      10,669
   Interest and other expense        (45,338)                     (6,549)
                                     -------                     -------
   Total Other Income (Expense)      137,379                       4,120
                                     -------                     -------

NET LOSS                           $(408,394)                  $(863,829)
                                     =======                     =======
BASIC AND DILUTED LOSS PER SHARE      $(0.10)                     $(0.22)
                                     =======                     =======
WEIGHTED AVG. SHARES OUTSTANDING    4,200,248                   3,840,598
                                    =========                   =========


                                    F-3

Amalgamated Explorations, Inc. and Subsidiaries
Consolidated Statements of Changes in Stockholders' Equity (Deficit)
For the Years Ended September 30, 1999 and 1998

                                           Additional      Stock Held
                         Common Stock       Paid-In         in Escrow
                        Shares    Amount    Capital      Shares   Amount
                        ------     ------   ---------    -------- --------
Balances
Oct.1, 1997             3,670,461  $5,506   $3,430,546         -       $  -

Issuance of
  Additional
  Stock in exch-
  ange for MSP
  Technologies, Inc.      60,000       90   $       -          -          -

Exercise of
  Option                 180,000      270   $       -          -          -
Net loss                       -        -   $       -          -          -
                         -------   -------  ---------       ----      ------
Balances,
Sep.30, 1998           3,910,461    5,866   $3,430,546         -          -

Issuance of
 Additional
 Stock in ex-
 change for MSP
 Technologies,
 Inc.                    240,000      360         (360)        -          -

Stock issued
for services
rendered                 101,000      152       206,010        -          -

Sale of
common stock              33,334       50        49,950        -          -

Sale of common
stock options                  -        -         5,010        -          -

Stock placed
in escrow for
settlement                     -        -         $  -  (395,000)  (1,500,000)

Net loss                       -        -            -        -           -
                         -------  -------   ---------     -----   ----------
Balances,
Sep.30, 1999           4,284,795  $6,428    $3,691,156  (395,000) $1,500,000
                       =========   =====     =========   =======   =========

Amalgamated Explorations, Inc. and Subsidiaries
Consolidated Statements of Changes in Stockholders' Equity (Deficit)
For the Years Ended September 30, 1999 and 1998 (Continued)

                                                              Total
                                  Accumulated           Stockholders'
                                   Deficit             Equity/(Deficit)
                                  ----------          ---------------
Balances Oct.1, 1997              $(1,440,326)          $1,995,726

Issuance of Additional
  Stock in exchange for MSP
  Technologies, Inc.                       -                   $90

Exercise of Option                         -                  $270
Net loss                              (863,829)          (863,829)
                                     -----------        ----------
Balances, Sep.30, 1998               (2,304,155)         1,132,257

Issuance of Additional
 Stock in exchange for MSP
 Technologies, Inc.                            -                -

Stock issued for services
rendered                                       -           206,162

Sale of common stock                           -            50,000

Sale of common stock options                   -             5,010

Stock placed in escrow for
settlement                                     -        (1,500,000)

Net loss             -                     (408,394)      (408,394)
                                            ---------     ----------
Balances, September 30, 1999              $(2,712,549)    $(514,965)
                                            =========       =======


Amalgamated Explorations, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
For the Years Ended September 30, 1999 and 1998

                                                       For the years
                                                    ended September 30,
                                                -----------------------------
                                                  1999               1998
                                                ---------          ----------
  CASH FLOWS FROM
  OPERATING ACTIVITIES
  Net loss                                     $(408,394)       $(863,829)
                                                 -------          -------
  Adjustments to reconcile
    net loss to net cash
    used in operating
    activities.
    Depreciation
    and amortization                             121,194         106,548
  Stock issued for services                      206,162             -
  Gain or loss on sale of assets                     968             -
  Change in operating assets and liabilities
    Accounts receivable, trade                  (15,863)         (11,137)
    Accounts receivable, related parties          5,737           20,359
    Accounts payable                             12,261          277,832
    Drilling advances                           (64,976)          64,976
    Accrued expenses                            (47,181)          37,167
    Other                                         9,474               89
                                               --------          -------
Total Adjustments                               227,776          495,834
                                               --------          -------
NET CASH USED IN OPERATING
ACTIVITIES                                     (180,618)        (367,995)
                                               ---------        ---------

CASH FLOWS FROM INVESTING
ACTIVITIES
  Purchases of property and equipment           (98,561)        (182,687)
  Addition to Telluric survey technology        (75,000)             -
                                                 ------           ------
NET CASH USED IN INVESTING
ACTIVITIES                                     (173,561)        (182,687)
                                                -------          -------

CASH FLOWS FROM FINANCING
ACTIVITIES
  Proceeds from sale of
  common stock and common stock options           55,010             270
  Proceeds from long-term debt                   313,316              -
  Payments on long-term debt                     (40,427)         (3,573)
                                                 -------          -------

NET CASH PROVIDED BY (USED IN)
FINANCING ACTIVITIES                             327,899          (3,303)
                                                 -------          -------

NET DECREASE IN CASH AND
CASH EQUIVALENTS                                 (26,280)       (553,985)

CASH AND CASH EQUIVALENTS,
BEGINNING OF YEAR                                 44,884         598,869
                                                  ------         -------

CASH AND CASH EQUIVALENTS,
END OF YEAR                                     $ 18,604        $ 44,884
                                                 =======          ======

SUPPLEMENTAL SCHEDULE OF
CASH FLOW INFORMATION
  Cash paid during the
    period for Interest                       $     24         $ 6,549
  Non-cash investing and
    financing activities
    Issuance of 240,000 and
    60,000 shares of common
    stock during the year ended
    September 30, 1999 pursuant
    to MSP Technologies, Inc.
    acquisition agreement (see Note 2)

                                     F-5


Amalgamated Explorations, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended September 30, 1999 and 1998

The accompanying notes are an integral part of these consolidated financial statements.

Note 1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Nature of Operations:
On February 12, 1996, the stockholders of Gold Basin Exploration, Inc. ("Gold Basin") approved a merger with Amalgamated Explorations, Inc. ("Amalgamated"). For financial statement purposes, Gold Basin is considered the acquiring company, and this transaction has been accounted for as a reverse acquisition of Amalgamated by Gold Basin as the shareholders of Gold Basin owned 97.8% of the shares of Amalgamated after the merger. The combined entity retained Amalgamated's capital structure. Each share of Gold Basin's common stock was exchanged for one share of Amalgamated's common stock, for a total of 2,347,106 shares. Certain officers and directors of Gold Basin were officers and directors of Amalgamated at the date of the purchase. The net assets of Gold Basin continued to be carried in the financial statements at their net historical value.

Amalgamated Explorations, Inc. (formerly Sue Wong International, Inc.) was incorporated on May 5, 1986 under the laws of the State of Colorado. The Company engages in oil and gas exploration and production and Telluric surveys.

Principles of Consolidation:
The consolidated financial statements include the accounts of Amalgamated, Gold Basin, and MSP Technologies, Inc. (referred to collectively as the "Company"). All significant intercompany transactions and accounts have been eliminated from the consolidated financial statements.

Going Concern, Results of Operations, and Management's Plans:

The Company's financial statements for the year ended September 30, 1999 have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. At September 30, 1999, the Company had a working capital deficiency of $840,436 and an equity deficit of $514,965. Additionally, the Company incurred a net loss of $408,394 for the year ended September 30, 1999 and a net loss of $863,829 for the year ended September 30, 1998.These factors raise substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include any adjustments relating to recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

To address its current cash flow concerns, the Company is in discussions with investment bankers and other potential investors and lenders attempting to raise funds to support current and future operations. This includes attempting

Note 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

to raise additional working capital through the sale of additional capital stock or through the issuance of debt. The Company cannot provide any assurance that it will be able to enter into any agreements that would raise additional funds through the issuance of debt or equity in the Company.

The Company believes that if financing can be completed, adequate funding may then be available to support operations for the next twelve months. The Company believes that additional successful drilling operations, field and lease operations, and the sales of Telluric survey services may provide additional funds to meet the Company's capital requirements.

Cash and Cash Equivalents:

Cash and cash equivalents include investments that are readily convertible into cash and have an original maturity of three months or less. All short-term investments are held to maturity and are reported at cost.

Fair Value of Financial Instruments:

The Company's on-balance sheet financial instruments consist of cash, cash equivalents, accounts receivable, accounts payable, other accrued liabilities and notes payable. Except for long-term debt, the carrying amounts of such financial instruments approximate fair value due to their short maturities.
At September 30, 1999, based on rates available for similar types of debt, the fair value of long-term debt was not materially different from its carrying amount. The Company has no material off-balance sheet financial instruments.

Oil and Gas Properties:

The Company uses the successful efforts method of accounting for oil and gas producing activities. Costs to acquire mineral interests in oil and gas properties, to drill and equip exploratory wells that find proved reserves, and to drill and equip development wells are capitalized. Costs to drill exploratory wells that do not find proved reserves, geological and geophysical costs, and costs of carrying and retaining unproved properties are expensed.

Unproved oil and gas properties that are individually significant are periodically assessed for impairment value, and a loss is recognized at the time of impairment by providing an impairment allowance. Other unproved properties are amortized based on the Company's experience of successful drilling and average holding period. Capitalized costs of producing oil and gas properties, after considering estimated dismantlement and abandonment costs and estimated salvage values, are depreciated and depleted by the units of production method. At September 30, 1999, substantially all of the Company's oil and gas properties were proved properties.

On the sale or retirement of a complete unit of a proved property, the cost and related accumulated depreciation, depletion and amortization are eliminated from the property accounts, and the gain or loss is recognized. On the retirement or sale of a partial unit of proved property, the cost is charged to accumulated depreciation, depletion, and amortization with a resulting gain or loss recognized in operations.


Note 1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Other Property and Equipment:
Other property and equipment is recorded at cost and depreciated over the estimated useful lives (three to seven years) using the straight-line method. The cost of normal maintenance and repairs is charged to expense as incurred. Significant expenditures that increase the life of an asset are capitalized and depreciated over the estimated useful life of the asset. Upon retirement or disposition of assets, related gains or losses are reflected in operations.

Intangible Assets:
Intangible assets, currently consisting of the Company's Telluric survey technology, are amortized over the estimated 15-year useful life of the technology using the straight-line method.

Long-lived Assets:
Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. When required, impairment losses on assets to be held and used are recognized based on the fair value of the asset and long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

Concentration of Credit Risk:
The Company sells oil and gas production and Telluric surveys to oil and gas companies and pays vendors for oil and gas services and general and administrative expenses. The risk of non-payment by the purchasers is considered minimal and the Company does not obtain collateral for sales to them. Joint interest receivables and receivables from the sales of Telluric surveys are subject to collection under the terms of operating agreements and contracts which provide lien rights, and the Company considers the risk of loss to be minimal.

The Company is exposed to credit losses in the event of non-performance by counterparties to financial instruments, but does not expect any counterparties to fail to meet their obligations. The Company generally does not obtain collateral or other security to support financial instruments subject to credit risk, but does monitor the credit standing of counterparties.

Substantially all of the Company's oil and gas sales were to one customer. Non oil and gas sales to customers in excess of 10% of total revenues for the years ended September 30, 1999 and 1998 were:
                  1999        1998
Customer A    $133,300      $66,700
Customer B      18,000       59,900

Revenue Recognition:
The Company recognizes oil and gas revenues for its production under the entitlement method. Telluric service revenues are recognized as earned. Field and lease operations are recognized as earned under the full accrual method.

Research and Development Costs:
Research and development costs are charged to operations in the period incurred. Research and development costs approximated $7,200 and $39,500 for the years ended September 30, 1999 and 1998, respectively.

Note 1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Stock-Based Compensation:
The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." As permitted under SFAS No. 123, the Company has elected to continue to measure compensation cost using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees.

Per Share Data:
Per share data is calculated using the weighted average number of common shares outstanding during each period. Potential common shares are excluded from the calculation in loss years because they are anti-dilutive.

Note 1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates and Significant Risks:
The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make significant estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. The more significant areas requiring the use of estimates relate to oil and gas reserves, fair value of financial instruments, future cash flows associated with long-lived assets, valuation allowance for deferred tax assets, and useful lives for depreciation, depletion and amortization. Actual results could differ from those estimates.

The Company and its operations are subject to numerous risks and uncertainties. Among these are risks related to the oil and gas business (including operating risks and hazards and the regulations imposed thereon), risks and uncertainties related to the volatility of the prices of oil and gas, uncertainties related to the estimation of reserves of oil and gas and the value of such reserves, the effects of competition and extensive environmental regulation, and many other factors, many of which are necessarily out of the Company's control. The nature of oil and gas drilling operations is such that the expenditure of substantial drilling and completion costs is required well in advance of the receipt of revenues from the production developed by the operations. Thus, it will require more than several quarters for the financial success of that strategy to be demonstrated. Drilling activities are subject to numerous risks, including the risk that no commercially productive oil or gas reservoirs will be encountered.

Income Taxes:
Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed in SFAS No, 109, "Accounting for Income Taxes." As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

New Accounting Pronouncements:
During the year ended September 30, 1999, the Company adopted SFAS No. 130, Reporting Comprehensive Income, which establishes new rule for the reporting and display of comprehensive income and its components. During 1999 and 1998, the Company did not have any components of comprehensive income to report.

In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 137, and is effective for fiscal years beginning after June 15, 2000. Currently, the Company does not participate in hedging activities; therefore, management believes that SFAS No. 133 will not impact the Company's financial statements.

Note 2.  ACQUISITION OF MSP TECHNOLOGIES, INC.
On November 13, 1996, Amalgamated issued 300,000 shares of its common stock in exchange for all of the issued and outstanding shares of MSP Technologies, Inc. ("MSP"), a company specializing in Telluric surveys, a technology used in detecting hydrocarbons. The acquisition was accounted for as a purchase. The MSP acquisition agreement required Amalgamated to issue additional shares of its common stock if the market price of the Company's common stock price fell below $5.00 per share. On May 27, 1998 and October 5, 1998, an additional 60,000 and 240,000 shares, respectively, were issued pursuant to this provision of the agreement.

On July 9, 1999, the Company and the former stockholders of MSP signed an agreement whereby the Company agreed to pay the former MSP stockholders $1,500,000 in monthly principal payments of $20,000 bearing interest at 5% annually. In exchange, the Company is to receive the patents to the Technology. Additionally, the Company is to receive 395,000 shares of the Company's stock upon payment of the $1,500,000 and will not have to pay any past or futures royalties for use of the Technology. The shares of stock are currently being held in escrow, and are to be returned to the Company upon full payment of the $1,500,000. In the event of default, the patent holder is entitled to retain all payments under the agreement, retain ownership of the patents and the 395,000 shares of stock are to be returned to the Company.

Note 3.  COMMITMENTS
The Company leases office space under a month-to month rental agreement. Rent expense was $11,700 and $8,509 for the years ended September 30, 1999 and 1998, respectively.

Pursuant to an agreement dated April 6, 1997, between MSP and an individual who provides electronic assembly services, the individual is to receive a 10% commission on gross sales related to the Telluric technology. The commission was payable monthly based on cash collections during that month. Commission expense was $7,188 and $26,080 for the years ended September 30, 1999 and 1998, respectively. In conjunction with the settlement with the former stockholders of MSP, the Company will not have to pay any past or future commissions for sales related to the Technology.

Pursuant to a separate License Agreement dated November 11, 1996, between the licensors (who were original stockholders of MSP) and MSP, all sales to third parties (including Amalgamated) were to bear an additional 10% royalty. Royalty expense was $149,658 and $42,000 for the years ended September 30, 1999 and 1998, respectively. As a part of the July 9, 1999 settlement with the former stockholders of MSP, the Company will not have to pay any past or future royalties for use of the Telluric technology.

Note 4.  NOTES PAYABLE
Notes payable at September 30 consist of the following:
                                                        1999           1998
   Note payable to an investment company, unsecured,
   interest at 10%, interest and principal due
   November 2000                                     $50,000        $50,000

   Note payable to an investment company,
   Collateralized by substantially all of the
   Company's assets, interest at 12%, interest and
   principal due December 1999                       280,000              -

   Note payable, vendor, unsecured, interest at 8%,
   due January 2000                                    8,315              -

   Note payable, related party, unsecured, interest
   at 8%, due September 30, 2001                      25,000              -

   Note payable, bank, collateralized by auto,
   interest at 9%, due in monthly installments
   of $427                                                 -         $18,828

   Note payable to the former stockholders of
   MSP, unsecured, interest at  5%, due in
   $20,000 monthly  payments, interest and
   remaining principal due January 2005            1,460,000              -
                                                   ---------          ------

   Total                                           1,798,315         65,254

   Less current portion                             (528,315)       ( 3,908)
                                                   ---------        -------
Long-term portion                                 $1,295,000       $ 61,346
                                                  ==========       =========

Interest expense totaled $45,337 and $6,549 for the years ended September 30, 1999 and 1998, respectively.

The president of the Company advanced the Company $25,000 in August 1999. The note is unsecured, bears interest at 8% and is due September 30, 2001. In January 2000, the Company renegotiated its $280,000 note payable to an investment company. The Company paid the note down to $250,000 and extended the term of the note until June 15, 2000. The lender released its collateral position and waived payment of accrued interest. In return, the lender received a total of 515,500 warrants to purchase the Company's common stock at 0.50 per share. Of the total, 15,500 warrants expire December 31, 2000 and the remaining 500,000 warrants expire December 31, 2001.

Aggregate maturities of long-term debt at September 30, 1999 are as follows:
     September 30, 2000     $ 528,315
     September 30, 2001       315,000
     September 30, 2002       240,000
     September 30, 2003       240,000
     September 30, 2004       240,000
     Thereafter               260,000
                              -------
       Total               $1,798,315
                            =========

Subsequent to year end, the Company converted $22,856 of vendor accounts payable to a note bearing interest at 12%, and requiring monthly payments of $1,500 with remaining unpaid interest and principal due July 1, 2000.

Note 5.  EQUITY

Preferred Stock:
The Board of Directors is authorized to issue up to 2,000,000 shares of preferred stock having a par value of $1.50 per share, to establish the number of shares to be included in each series, and to fix the designation, rights, preferences and limitations of the shares of each series.

Common Stock:
During 1997, the Company sold shares of its common stock pursuant to a private placement memorandum. A total of 199,877 units were sold, each unit consisting of two shares of the Company's common stock and a Class A Warrant to purchase one share of the Company's common stock at an exercise price of $5.00. Each Class A Warrant is exercisable for two years, expiring in the Company's 1999 fiscal year. All of the 199,877 Class A Warrants expired during the year ended September 30, 1999.

On March 20, 1995, a consulting firm was granted an option by the former principals of Sue Wong International, Inc. entitling the firm to purchase up to 244,000 shares of common stock at the option price of $.001 per share until March 20, 2001. A provision in the option allowed the firm to purchase an aggregate number of common shares equating to 7.5% of the outstanding shares of the Company's stock as of the date the options are exercised. Effective December 1, 1997, the firm exercised 180,000 options for the purchase of 180,000 shares of the Company's common stock for $180 and all remaining provisions of the option were canceled.

In connection with a loan from an investment company, the Company agreed to issue warrants to purchase one share of the Company's common stock for each two dollars of principal (140,000 shares at September 30, 1999) advanced to the Company. The warrants had an initial exercise price of $0.50 per share and expire December 31, 2000.

Note 5.  EQUITY (CONTINUED)

Stock Option Plans:
The Company's board of directors has adopted a Stock Option Plan (the
"Plan"). The Plan is intended for key employees, including officers and directors who are employees, under which a total of 200,000 shares of common stock have been reserved for the exercise of the options. The exercise price shall be equal to 100% of the fair market value of the common stock at the date of the grant. The exercise price for a person owning more than 10% of the total combined total voting power of the common stock will be 110% of the fair market value and must be approved by a majority of the stockholders. The options are immediately exercisable for a maximum period of ten years from the date of grant. No options have been granted or are outstanding under the Plan. The Company's board of directors has also adopted a Stock Option Plan for Non-Employee Directors and Technical Advisors (the "Directors' Plan"), under which a total of 300,000 shares of common stock have been reserved for the exercise of the options. The exercise price shall be set by a committee consisting of members of the Board. The options are immediately exercisable for a maximum period of ten years from the date of grant. No options have been granted or are outstanding under the Directors Plan.

The Company's board of directors has also adopted a Compensatory Benefit plan intended for key employees, including officers and directors, under which a total of 100,000 shares of common stock have been reserved. The purpose of this plan is to allow certain compensation to be paid in stock in lieu of cash. All common stock issued pursuant to this plan is to be valued at fair market value established each day as the average of that day's high and low bid prices and the high and low ask prices as quoted by N.A.S.D. Regulatory Systems. No stock has been issued under this plan.

Other Stock Options:
During the year ended September 30, 1999, the Company agreed to issue options to a stockholder and officer of the Company as follows:

Shares          Exercise Price            Expiration Date

 75,000             $2.50                        March 12, 2001
 75,000             $3.50                        March 12, 2001
100,000             $4.50                        March 12, 2001

Additionally in1999, the Company has issued options to a consultant as follows:

Shares          Exercise Price            Expiration Date

50,000             $1.00                      December 31, 2003
50,000             $1.25                      December 31, 2003
50,000             $1.50                      December 31, 2003
50,000             $1.75                      December 31, 2003

The Company has issued options to another consultant in 1999, all expiring February 15, 2004, as follows:

Shares          Exercise Price            Vesting Date

6,250              $1.70                      March 15, 2000
6,250              $1.70                      March 15, 2001
6,250              $1.70                      March 15, 2002
6,250              $1.70                      March 15, 2003

During 1999, the Company sold options to two individuals. The first individual purchased options for $5,000 for the right to purchase 30,000 shares at $5.00 per share through December 1, 2001. The other individual purchased, for $10, options to purchase stock as follows:

Shares          Exercise Price            Expiration Date

25,000              $1.50                      February 1, 2000
25,000              $1.75                      May 1, 2000
25,000              $2.00                      July 1, 2000
25,000              $2.50                      September 1, 2000

A summary of the status of the Company's stock options as of September 30, 1998 and 1999, and changes during the years then ended is presented below:


                                      1998                    1999
                             -------------------     ------------------
                                        Weighted                 Weighted
                                        Average                  Average
                                        Exercise                 Exercise
Options Outstanding          Shares     Price         Shares     Price
-------------------          ------     --------      ------     --------
Beginning of the year        30,000     $8.00         30,000     $8.00
Granted                           -         -        605,000     $2.53
Exercised                         -         -              -         -
Forfeited                         -         -              -         -
                             ------      ----         ------     ------

End of Year
  Options exercisable        30,000     $8.00        635,000     $2.87
                             ======      ====        =======      ====

The following table summarizes information about options outstanding at September 30, 1999:



                       Options Outstanding               Options Exercisable
               ---------------------------------        ---------------------
                              Weighted
                              Average      Weighted                 Weighted
                              Remaining    Average       Number     Average
               Number         Contractual  Exercise      Exercis-   Exercise
               Outstanding    Life         Price         able       Price
               -----------   -----------   ---------     --------    --------
$1.00 - $1.75    275,000       2.50         $1.45        256,250     $1.33
$2.00 - $2.75    125,000       1.26         $2.40        157,500     $2.40
$3.50 - $4.50    175,000       1.50         $4.07        175,500     $4.07
$5.00 - $8.00     60,000       1.13         $6.50         60,000     $6.50
                 -------       ----          ----        -------     -----
$1.00 - $8.00    635,000       1.85         $2.84        616,250     $2.79
                 =======       ====          ====        =======     =====

Note 6.  INCOME TAXES

The Company incurred a loss for book and tax purposes for the years ended
September 30, 1999 and 1998. Thus there is no income tax benefit or expense.
Deferred tax assets are comprised of the following as of September 30:

                                                     1999               1998
Net operating loss carryforward                  $550,000           $475,000
Less valuation allowance                         (550,000)          (475,000)
                                                  -------            -------
Net deferred tax assets (liabilities)            $     --           $     --
                                                 ========            =======

At September 30, 1999, for US Federal income tax purposes, the Company had a net operating loss ("NOL") carryforward of approximately $1,500,000 that expires in varying amounts in 2011 through 2019.


Note 7.RELATED PARTY TRANSACTIONS

Prior to the merger between Amalgamated and Gold Basin, two officers of Gold
Basin assigned all of their rights to oil and gas leases covering approximately 2,000 acres of property to Gold Basin.

The accounts receivable from related parties consist primarily of joint interest billings and other ordinary transactions to directors, officers, shareholders, employees and affiliated entities for drilling and operating costs incurred on oil and gas properties in which these related parties participate with the Company and for other insignificant items. These amounts will generally be settled in the ordinary course of business, without interest.


Note 8.  SUPPLEMENTARY INFORMATION ON OIL AND GAS OPERATIONS

Certain historical costs and operating information relating to the Company's oil and gas producing activities for the years ended September 30, 1999 and 1998 are as follows:

                                                        1999          1998
                                                      --------      --------
Capitalized Costs Relating to Oil and Gas Activities:
  Oil and gas properties                             $ 349,181     $ 250,620
  Less accumulated depreciation,
  Depletion and amortization                           (10,500)          --
                                                      --------      --------
  Capitalized costs relating to oil and gas properties $338,681      $70,978
                                                       ========     ========


Costs Incurred in Oil and Gas Producing Activities:
  Property acquisition costs                           $153,396      $48,721
  Oil and gas production costs                           10,969       46,628
  Exploration, geological and geophysical costs         245,607      623,693
  Development costs                                          --      135,932
                                                      --------      --------
  Costs incurred in oil and gas producing activities   $409,972     $854,974
                                                      =========     ========

Results of Operations from Oil and Gas Producing Activities:
  Oil and gas sales                                   $  52,370    $ 205,103
  Lease and field operations                            264,440           --
  Oil and gas production costs                        (  10,969)    (46,628)
  Exploration, geological and geophysical costs       ( 245,607)   (623,693)
  Depletion                                           (  10,500)          --
                                                      --------      --------
   Results of operations from oil and gas
   producing activities                               $( 49,734)  $(465,218)

                                                      =========     ========

Note 9.  ESTIMATED QUANTITIES OF PROVED GAS RESERVES (UNAUDITED)
Set forth below is a summary of the changes in the net quantities of the
Company's proved crude natural gas reserves estimated by an independent consulting petroleum engineering firm for the year ended September 30, 1999.
All of the Company's reserves are located in the continental United States.
                                                                   Gas
Proved Reserves                                                   (MMcf)
  Reserves, October 1, 1998                                            -
     Extensions, discoveries and additions                       861.100
     Production                                               (  25.400)
     Revisions                                                         -
                                                                --------
  Reserves, September 30, 1999                                   835.700
                                                                ========

Proved Developed Reserves
  October 1, 1998                                                     -
  September 30, 1999                                             138.000

Standardized Measure of Discounted Future Net Cash Flows and Changes Therein
Relating to Proved Gas Reserves (unaudited):

The following summary sets forth the Company's unaudited future net cash flows relating to proved gas reserves, based on the standardized measure prescribed in Statement of Financial Accounting Standards No. 69, for the year ended September 30, 1999:

Future cash in-flows                                         $1,947,000
Future production and development costs                        (752,000)
Future income taxes                                            (115,000)
                                                                --------
Future net cash flows                                         1,080,000
Discount at 10%                                                (458,000)
                                                                --------
Standardized measure of discounted future
net cash flows, end of year                                    $622,000
                                                               =========

Future net cash flows were computed using year-end prices and year-end statutory income tax rates (adjusted for permanent differences, operating loss carryforwards and tax credits) that relate to existing proved gas reserves in which the Company has an interest.

The following are the principal sources of changes in the standardized measure of discounted future net cash flows for the year ended September
30, 1999:

Standardized measure, beginning of year                      $        -
Extensions, discoveries and additions                           789,000
Sales of oil and gas produced, net of production costs          (52,000)
Net change in income taxes                                     (115,000)
                                                                --------
Standardized measure, end of year                             $ 622,000
                                                                ========

There are numerous uncertainties inherent in estimating quantities of proved gas reserves and in projecting the future rates of production, particularly as to natural gas, and timing of development expenditures. Such estimates may not be realized due to curtailment, shut-in conditions and other factors that cannot be accurately determined. The above information represents estimates only and should not be construed as the current market value of the Company's gas reserves or the costs that would be incurred to obtain equivalent reserves.


